Exhibit 99.1

Press Contact:	Investor Relations Contact:
Andrew Goss	Equiti-trend Advisors LLC
VOXUS, Inc.	800-953-3350 Toll-Free
253-853-5151 x224	858-436-3350 Local or International
agoss@voxuspr.com	investors@identiphi.net

IdentiPHI Announces CEO Transition

Industry Veteran Christer Bergman to serve as Interim CEO

AUSTIN, Tex – July 21, 2008 – IdentiPHI, Inc. (OTCBB: IDPI), an innovative leader in enterprise security solutions and services, today announced that Steve Oyer will step down from his position as Chairman and Chief Executive Officer, effective July 21, 2008. Christer Bergman, a current member of IdentiPHI’s board of directors and biometric industry veteran, has been appointed to serve as the company’s interim CEO.

Mr. Bergman has served on IdentiPHI’s board of directors since February 2008 and has vast experience in the biometric and security sectors. Most notably, from 2001 to 2006, Mr. Bergman was President and CEO of Precise Biometrics, a publicly traded international security company that supplies systems for fingerprint and smart card-based authentication. While at Precise, Mr. Bergman helped deploy some of the world’s largest fingerprint and smart card installations at the time.

Mr. Oyer had served as Chairman and CEO of IdentiPHI since its merger with Saflink Corporation in February 2008. Prior to the merger, he was a member of the board of directors and CEO of Saflink, where he led its successful restructuring and eventual merger with IdentiPHI. Mr. Oyer is leaving to pursue other interests after transitioning the company during the last several months.

“It’s a credit to Steve’s leadership and determination that he was able to help successfully consummate the merger between Saflink and IdentiPHI and position the combined company for growth in its next phase,” said Asa Hutchinson, a member of IdentiPHI’s board of directors, founding member of the U.S. Department of Homeland Security and the nation's first Under Secretary of Border and Transportation Security. “We are fortunate to have Christer already deeply involved with the company as a board member and ready to step in and provide leadership and direction on a day-to-day basis. Christer has been at the forefront of the biometric industry for many years now and we are confident he can have an immediate impact on IdentiPHI’s business focus and operations.”

Mr. Bergman has more than twenty years of executive and entrepreneurial experience focused on emerging technology in high-growth markets. In addition to his role at Precise Biometrics, he served as CEO of VIDAR Systems, the world's leading provider of optical imaging technology. Mr. Bergman has also held managerial roles at a number of Fortune 500 companies, including Hewlett-Packard, Informix and Computervision. He earned a masters of science from both the University of California at Berkley and the Lund Institute of Technology in Sweden. Mr. Bergman currently advises biometric, smart card and authentication companies at his consultancy firm NOVEXUS.

“Through my continued involvement in the security industry and knowing IdentiPHI’s products, capabilities and opportunities from my position on the board of directors, I believe we are poised to capitalize on the growing interest in biometric and authentication solutions,” Mr. Bergman said. “I have seen first-hand how the opportunity for enterprise-wide biometric deployments is exploding. Greater acceptance of the technology, increased security threats to corporate enterprises, stricter government regulation, as well as the mass marketing of fingerprint biometric sensors to businesses and government agencies by the PC manufacturers are all helping fuel the demand for security solutions that IdentiPHI provides. I’m excited to come in and lead the company during this pivotal period of growth.”

The company also announced that it has agreed to an extension of the maturity date under its promissory note held by Key Ovation, LLC, to August 31, 2008, as well as an increase in the principal amount of the note by an additional $400,000, which the company may draw down in one or more installments if necessary. IdentiPHI believes these modifications to the promissory note will help facilitate a smooth CEO transition and will allow the company additional time to solidify long-term financing.

About IdentiPHI

Headquartered in Austin Texas, IdentiPHI is an innovative technology company offering a comprehensive suite of enterprise security solutions and consulting services. Comprised of experienced partners and thought-leaders in the industry, IdentiPHI is setting the standard for what companies are looking for in a security solution. IdentiPHI solutions deliver enhanced identity assurance throughout the enterprise. The company is defining security technology to meet the evolving challenges of today’s ever changing fast-paced business needs. For more information, call 888-436-8744, or visit www.identiphi.net.

NOTE: “IdentiPHI” is a trademark of IdentiPHI, Inc.

This release contains information about our management’s view of our future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors. These factors include, but are not limited to, risks and uncertainties associated with our financial condition, our ability to sell our products, our ability to compete with competitors, the growth of the security market and the impact of any management changes. In addition, we will need to raise additional funds through the issuance of debt or equity securities or other sources of financing for us to continue our operations beyond the near future. Even if we are successful in obtaining additional financing, if we are unable to generate sufficient cash flow from operations, we will need to seek additional funds through the issuance of additional equity or debt securities or other sources of financing. We may not be able to secure such additional financing on favorable terms, or at all. Any additional financings will likely cause substantial dilution to existing stockholders. If we are unable to obtain necessary additional financing, we may be required to reduce the scope of, or cease, our operations. Additional factors are included in our annual report on Form 10-K, as well as other documents we periodically file with the Securities and Exchange Commission.

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